EXHIBIT 99.1

February 10, 2014

NW 61st Nursing, LLC, as Borrower Representative under the NW Credit Agreement, and
ADK Bonterra/Parkview, LLC, as Borrower Representative under the Bonterra/Parkview Credit Agreement
1145 Hembree Road
Roswell, Georgia 30076
Attn:    Manager

Re:	Gemino Healthcare Finance, LLC- NW 6151 Nursing, LLC ("Northwest"), and ADK Bonterra/Parkview, LLC ("Bonterra/Parkview")

Ladies and Gentlemen:

Reference is hereby made to (i) that certain Credit Agreement dated May 30, 2013 (as at any time amended, restated, modified or supplemented, the "NW Credit Agreement"), by and among Northwest and Gemino Healthcare Finance, LLC, a Delaware limited liability company ("Lender"), and (ii) the Affiliated B/P Credit Agreement (as defined in the NW Credit Agreement; hereinafter referred to as the "Bonterra/Parkview Credit Agreement"). Each capitalized term used herein, unless otherwise defined herein, shall have the meaning ascribed to such term in the NW Credit Agreement.

Events of Default have occurred and currently exist under the NW Credit Agreement as a result of (i) Northwest's breach of Section 6.06(a) of the NW Credit Agreement, due to the failure of ADK to maintain a Fixed Charge Coverage Ratio (as defined in the NW Credit Agreement) of at least 1.10 to 1.0 at the end of the fiscal quarter ending September 30, 2013, and (ii) the occurrence of Events of Default (as defined in the Bonterra/Parkview Credit Agreement; hereinafter referred to as "Bonterra/Parkview Events of Default") under the Bonterra/Parkview Credit Agreement, in violation of Section 8.01(y) of the NW Credit Agreement (collectively, the "Designated NW Defaults"). Northwest represents and warrants that the Designated NW Defaults are the only Unmatured Events of Default or Events of Default that exist under the NW Credit Agreement or any other Loan Document as of the date hereof.

Bonterra/Parkview Events of Default have occurred and currently exist under the Bonterra/Parkview Credit Agreement as a result of(i) Bonterra/Parkview's breach of Section 6.06(a) of the Bonterra/Parkview Credit Agreement, due to the failure of ADK to maintain a Fixed Charge Coverage Ratio (as defined in the Bonterra/Parkview Credit Agreement) of at least 1.10 to 1.0 at the end of the fiscal quarter ending September 30, 2013, and (ii) the occurrence of the Designated NW Defaults, in violation of Section 8.01(y) of the Bonterra/Parkview Credit Agreement (collectively, the "Designated Bonterra/Parkview Defaults"). Bonterra/Parkview represents and warrants that the Designated Bonterra/Parkview Defaults are the only Unmatured Events of Default (as defined in the Bonterra/Parkview Credit Agreement; hereinafter referred to as "Bonterra/Parkview Unmatured Events of Default") or Bonterra/Parkview Events of Default that exist under the Bonterra/Parkview Credit Agreement or any other Loan Document (as defined in the Bonterra/Parkview Credit Agreement; hereinafter referred to as a "Bonterra/Parkview Loan Document") as of the date hereof.

NOW, THEREFORE, for and in consideration of Ten Dollars in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Amendments to NW Credit Agreement. Subject to Lender's receipt of the Waiver and Amendment Fee (as hereinafter defined), and a duly executed counterpart of this letter from Northwest, Bonterra/Parkview and ADK, the NW Credit Agreement is hereby amended as follows, in each case effective as of December 31, 2013:

(a)    By deleting Section 6.06(a) of the NW Credit Agreement in its entirety and by substituting in lieu thereof the following:

(a)    Minimum Fixed Charge Coverage Ratio. Borrowers shall cause ADK to maintain at all times a Fixed Charge Coverage Ratio measured quarterly (i) at the end of the fiscal quarter ending March 31, 2014, of at least 1.00:1, (ii) at the end of the fiscal quarter ending June 30, 2014, of at least 1.05:l , and (iii) at the end of each fiscal quarter thereafter, of at least l.l0:1.

(b)    By deleting Section 6.06(b) of the NW Credit Agreement in its entirety and by substituting in lieu thereof the following:

(b)    Maximum Loan Turn Days. Borrowers shall maintain at all times a Maximum Loan Turn Days, measured quarterly at the end of the fiscal quarter ending December 31, 2013, and at the end of each fiscal quarter thereafter, of not greater than 40 days.

(c)    By deleting Section 6.06(c) of the NW Credit Agreement in its entirety and by substituting in lieu thereof the following:

(c)    Minimum EBITDA. ADK, on a consolidated basis shall maintain EBITDA at least equal to $2,500,000, for the period of three fiscal months ending December 31, 2013.

(d)    By deleting each reference to "either Affiliated Credit Agreement" contain in Section 2.0l(d) or 8.01(y) of the NW Credit Agreement and by substituting in each case in lieu thereof a reference to "the Affiliated B/P Credit Agreement".

(e)    By deleting the definitions of "Affiliated Borrowers", "Affiliated Blue Dolphin Credit Agreement" and "Affiliated Credit Agreements" set forth in Annex A of the NW Credit Agreement.

(f)    By deleting the definition s of "EBITDA", "Fixed Charge Coverage Ratio" and "Maximum Loan Turn Days" set forth in Annex A of the NW Credit Agreement and by substituting in lieu thereof the following, respectively:

"EBITDA" means the sum of net income (but, in each case to the extent and only for so long as Lender agrees in its sole discretion, before giving effect to (a) net income or loss attributable to noncontrolling interests (as set forth in ADK's 10-Q or 10-K for the applicable period), and (b) cash preferred stock dividend expenses) plus interest expense, plus taxes, plus depreciation and amortization, non-cash stock compensation expense, acquisition loss or gain and derivative loss or gain, if any, Triad and other adjustments, audit committee investigation expense and Georgia reincorporation expense, if any, but in each case only to the extent and only for so long as Lender agrees in its sole discretion that such Triad and other adjustments, audit committee investigation and Georgia reincorporation expenses may be excluded from the calculation of EBITDA pursuant to this clause.

"Fixed Charge Coverage Ratio" means the ratio of (a) EBITDA, to (b) the sum of (i) interest expense paid, plus (ii) the current portion of any long-term Indebtedness excluding payments with respect to certain temporary bridge financing from time to time obtained by ADK or certain of its Subsidiaries, but only to the extent and only for so as Lender agrees in its sole discretion that such payments may be excluded from the calculation of the Fixed Charge Coverage Ratio pursuant to this clause, plus (iii) the current portion of obligations under capitalized leases, plus (iv) cash taxes paid, plus (v) cash Distributions (including cash dividends with respect to preferred stock), plus (vi) the Unfinanced CapEx Formula, all as determined for ADK on a consolidated basis, in accordance with GAAP consistently applied, on a rolling four quarter basis; provided, however, that such calculation (A) as of the fiscal quarter ending March 31, 2014 shall be for the one (1) most recent fiscal quarterly period ending on such date on a cumulative, annualized basis, (B) as of the fiscal quarter ending June 30, 2014 shall be for the two (2) most recent fiscal quarterly periods ending on such date on a cumulative, annualized basis, and (C) as of the fiscal quarter ending September 30, 2014 shall be for the three (3) most recent fiscal quarterly periods ending on such date on a cumulative, annualized basis.

"Maximum Loan Turn Days" means, as of any date of determination, (i) the result of (a) the average daily outstanding balance of the Revolving Loans during the immediately preceding three (3) months, divided by (b) the average monthly Collections in the Commercial Lockbox and Government Lockbox for the immediately preceding three (3) months, multiplied by (ii) 30

2.    Amendments to Bonterra/Parkview Credit Agreement. Subject to Lender's receipt of the Waiver and Amendment Fee and a duly executed counterpart of this letter from Northwest, Bonterra/Parkview and ADK ,the Bonterra/Parkview Credit Agreement is hereby amended as follows, in each case effective as of December 31, 2013:

(a)	By deleting Section 6.06(a) of the Bonterra/Parkview Credit Agreement in its entirety and by substituting in lieu thereof the following:

(a)    Minimum Fixed Charge Coverage Ratio. Borrowers shall cause ADK to maintain at all times a Fixed Charge Coverage Ratio measured quarterly (i) at the end of the fiscal quarter ending March 31, 2014, of at least 1.00:1 , (ii) at the end of the fiscal quarter ending June 30, 2014, of at least 1.05:1, and (iii) at the end of each fiscal quarter thereafter, of at least 1.10:1.

(b)	By deleting Section 6.06(b) of the Bonterra/Parkview Credit Agreement in its entirety and by substituting in lieu thereof the following:

(b)    Maximum Loan Turn Days. Borrowers shall maintain at all times a Maximum Loan Turn Days, measured quarterly at the end of the fiscal quarter ending December 31, 2013, and at the end of each fiscal quarter thereafter, of not greater than 40 days.

(c)	By deleting Section 6.06(c) of the Bonterra/Parkview Credit Agreement in its entirety and by substituting in lieu thereof the following:

(c)    Minimum EBITDA. ADK, on a consolidated basis, shall maintain EBITDA at least equal to $2,500,000, for the period of three fiscal months ending December 31, 2013.

(d)    By deleting the definitions of "EBITDA", "Fixed Charge Coverage Ratio" and "Maximum Loan Turn Days" set forth in Annex A of the Bonterra/Parkview Credit Agreement and by substituting in lieu thereof the following, respectively :

"EBITDA" means the sum of net income (but, in each case to the extent and only for so long as Lender agrees in its sole discretion, before giving effect to (a) net income or loss attributable to noncontrolling interests (as set forth in ADK's 10-Q or 10-K for the applicable period), and (b) cash preferred stock dividend expenses) plus interest expense, plus taxes, plus depreciation and amortization, non-cash stock compensation expense, acquisition loss or gain and derivative loss or gain, if any, Triad and other adjustments, audit committee investigation expense and Georgia reincorporation expense, if any, but in each case only to the extent and only for so long as Lender agrees in its sole discretion that such Triad and other adjustments, audit committee investigation and Georgia reincorporation expenses may be excluded from the calculation of EBITDA pursuant to this clause.

"Fixed Charge Coverage Ratio" means the ratio of (a) EBITDA, to (b) the sum of (i) interest expense paid , plus (ii) the current portion of any long-term Indebtedness excluding (A) payments with respect to that certain Promissory Note made by ADK and ADK Georgia, LLC, a Georgia limited liability company , on July 31, 2010 in the principal amount of $500,000 in favor of Triad Health Management of Georgia II, LLC, a Georgia limited liability company, to the extent such payments are not made, and (B) payments with respect to certain temporary bridge financing from time to time obtained by ADK or certain of its Subsidiaries, but only to the extent and only for so as Lender agrees in its sole discretion that such payments may be excluded from the calculation of the Fixed Charge Coverage Ratio pursuant to this clause (B), plus (iii) the current portion of obligations under capitalized leases, plus (iv) cash taxes paid, plus (v) cash Distributions (including cash dividends with respect to preferred stock), plus (vi) the Unfinanced CapEx Formula, all as determined for ADK on a consolidated basis, in accordance with GAAP consistently applied, on a rolling four quarter basis; provided, however, that such calculation (A) as of the fiscal quarter ending March 31 , 2014 shall be for the one (1) most recent fiscal quarterly period ending on such date on a cumulative, annualized basis, (B) as of the fiscal quarter ending June 30, 2014 shall be for the two (2) most recent fiscal quarterly periods ending on such date on a cumulative, annualized basis, and (C) as of the fiscal quarter ending September 30, 2014 shall be for the three (3) most recent fiscal quarterly periods ending on such date on a cumulative, annualized basis.

"Maximum Loan Turn Days" means, as of any date of determination, (i) the result of(a) the average daily outstanding balance of the Revolving Loans during the immediately preceding three (3) months, divided by (b) the average monthly Collections in the Commercial Lockbox and Government Lockbox for the immediately preceding three (3) months, multiplied by (ii) 30

3.    Limited Waiver of Default. Subject to Lender's receipt of the Waiver and Amendment Fee and a duly executed counterpart of this letter from Northwest, Bonterra/Parkview and ADK, Lender hereby waives the Designated NW Defaults and the Designated Bonterra/Parkview Defaults. In no event shall such waiver be deemed to constitute a waiver of (a) any Unmatured Event of Default or Event of Default other than the Designated NW Defaults in existence on the date of this agreement, (b) Northwest's obligation to comply with all of the terms and conditions of the NW Credit Agreement and the other Loan Document s from and after the date hereof, including, without limitation, Sections 6.06(a) and 8.01(y) of the NW Credit Agreement, (c) any Bonterra/Parkview Unmatured Event of Default or Bonterra/Parkview Event of Default other than the Designated Bonterra/Parkview Defaults in existence on the date of this agreement , or Bonterra/Parkview's obligation to comply with all of the terms and conditions of the Bonterra/Parkview Credit Agreement and the other Bonterra/Parkview Loan Documents from and after the date hereof, including, without limitation , Sections 6.06(a) and 8.01(y) of the Bonterra/Parkview Credit Agreement. Notwithstanding any prior, temporary mutual disregard of the terms of any contracts between the parties, (i) Northwest hereby agrees that Northwest shall be required to strictly comply with all of the terms of the Loan Documents on and after the date hereof, and (ii) Bonterra/Parkview hereby agrees that Bonterra/Parkview shall be required to strictly comply with all of the terms of the Bonterra/Parkview Loan Documents on and after the date hereof. Northwest hereby ratifies and reaffirm s the Obligations, each of the Loan Documents and all of Northwest's covenants, duties, indebtedness and liabilities under the Loan Documents. Bonterra/Parkview hereby ratifies and reaffirms the Obligation s (as defined in the Bonterra/Parkview Credit Agreement), each of the Bonterra/Parkview Loan Documents and all of Bonterra/Parkview's covenants, duties, indebtedness and liabilities under the Bonterra/Parkview Loan Documents. In addition, Northwest and Bonterra/Parkview each represents and warrants that Boyd P. Gentry is president and chief executive officer of ADK and Manager of each of Northwest and Bonterra/Parkview ,and, as applicable, an Authorized Officer of Northwest or an Authorized Officer (as defined in the Bonterra/Parkview Credit Agreement) of Bonterra/Parkview.

In consideration of Lender's willingness to enter into this letter agreement and waive the Designated NW Defaults and the Designated Bonterra/Parkview Defaults as set forth herein, Northwest and Bonterra/Parkview jointly and severally agree to pay to Lender a waiver and amendment fee (the "Waiver and Amendment Fee") in the amount of $10,000 in immediately available funds on the date hereof. Additionally, Northwest and Bonterra/Parkview agree to pay, on demand, all costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this letter agreement, including, without limitation, the costs and fees of Lender's legal counsel.

Nothing herein shall be construed to create a novation or accord and satisfaction, nor (except as otherwise expressly provided herein) be deemed to amend or modify any provision of the NW Credit Agreement, any of the other Loan Document s, the Bonterra/Parkview Credit Agreement, or any of the other Bonterra/Parkview Loan Documents, each of which shall remain in full force and effect.

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Please confirm your agreement with all of the foregoing by signing under seal in the space provided below and returning a copy of this letter to us.

Sincerely,

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Waiver and Amendment Letter (AdCare-2014)

Accepted and agreed to:

NORTHWEST:
(as Borrower under the NW
Credit Agreement and as Guarantor
under the Bonterra/Parkview Credit
Agreement)
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Waiver and Amendment Letter (AdCare – 2014)

BONTERRA/PARKVIEW:

Waiver and Amendment Letter (AdCare – 2014)

Acknowledged and agreed to:

ADCARE    HEALTH    SYSTEMS,    INC.,    as
Guarantor under the NW Credit Agreement and the Bonterra/Parkview Credit Agreement

By: /s/ Ronald W. Fleming
Ronald W. Fleming
Chief Financial Officer

Waiver and Amendment Letter (AdCare – 2014)